Exhibit 4.5

TELESAT CORPORATION

OMNIBUS LONG-TERM INCENTIVE PLAN

Effective as of November 19, 2021

(i)

(ii)

TELESAT CORPORATION
OMNIBUS LONG-TERM INCENTIVE PLAN

ARTICLE 1
purpose

Section	1.1 Purpose

The purpose of this Omnibus Long-Term Incentive Plan (the “Plan”) is to advance the interests of Telesat Corporation (the “Corporation”) by: (i) providing Eligible Persons (as defined below) with additional incentive; (ii) encouraging stock ownership by such Eligible Persons; (iii) increasing the proprietary interest of Eligible Persons in the success of the Corporation; (iv) promoting growth and profitability of the Corporation; (v) encouraging Eligible Person to take into account long-term corporate performance; (vi) rewarding Eligible Persons for sustained contributions to the Corporation and/or significant performance achievements of the Corporation; and (vii) enhancing the Corporation’s ability to attract, retain and motivate Eligible Persons.

ARTICLE 2
INTERPRETATION

Section	2.1 Defined Terms

For the purposes of this Plan, the following terms have the following meanings:

(a)	“Active Engagement” means any period in which a Participant who is not an employee of the Corporation or an Affiliate provides services to the Corporation or an Affiliate. For certainty, “Active Engagement” shall exclude any period that follows, or ought to have followed, a Participant's last day of providing services to the Corporation or an Affiliate, including at common law;

(b)	“Affiliate” means any Person that controls or is controlled by the Corporation or that is controlled by the same Person that controls the Corporation; provided that with respect to the Corporation or the Employer, the term ‘Affiliate’ shall be limited to any direct or indirect subsidiary of the Corporation with respect to which the Corporation beneficially owns more than 50% of the outstanding voting securities or has the power to elect a majority of its directors;

(c)	“Awards” means Options, RSUs, PSUs and/or DSUs granted to a Participant pursuant to the terms of this Plan;

(d)	“Award Agreement” means, individually or collectively, a Stock Option Certificate, RSU Agreement, PSU Agreement and/or DSU Agreement, as the context requires;

(e)	“Associate” has the meaning specified in Section 1 of the Securities Act (Ontario);

(f)	“Black-Out Period” means the period of time when, pursuant to the Corporation’s policies in effect from time to time, securities of the Corporation may not be traded by Insiders or other specified persons, as applicable;

(g)	“Board” means the board of directors of the Corporation as constituted from time to time;

(h)	“Broker” has the meaning specified in Section 9.1(8);

(i)	“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which Canadian chartered banks are authorized or obligated by law to close for business in Toronto, Ontario or a day on which the NASDAQ Stock Market or the Toronto Stock Exchange is closed for trading;

(j)	“Canadian Participant” shall mean a Participant who is employed in or resides in any of the provinces or territories of Canada;

(k)	“Cause” shall mean, when used in connection with the termination of a Participant’s Employment, unless otherwise provided in the Participant’s Award Agreement or an Employment Agreement (in which event, as regards to such Participant, the definition of “Cause” or words to similar effect set out therein shall apply in place of the following definition), the termination of the Participant’s Employment on account of (i) a failure of the Participant to substantially perform his or her duties (other than as a result of physical or mental illness or injury); (ii) the Participant’s willful misconduct or gross negligence which is materially injurious to the Corporation or any of its Affiliates; (iii) a breach by a Participant of the Participant’s fiduciary duty or duty of loyalty to the Corporation and its Affiliates; (iv) the Participant’s unauthorized removal from the premises of the Corporation or an Affiliate of any document (in any medium or form) relating to the Corporation or an Affiliate or the customers or suppliers of, or investors in, the Corporation or an Affiliate; (v) a material breach by the Participant of a policy of the Corporation or an Affiliate to which the Participant is subject or a breach by the Participant of a code of conduct adopted from time to time by the Corporation; (vi) the commission by the Participant of an act of insubordination; (vii) the commission by the Participant of any felony or other serious crime involving moral turpitude; or (viii) with respect to Canadian Participants only, any act or omission of the Participant which would, pursuant to the Canada Labour Code, permit an employer to, without notice or provision of wages in lieu of notice, terminate the employment of an employee. Any rights the Corporation or an Affiliate may have hereunder in respect of the events giving rise to Cause shall be in addition to the rights the Corporation or Affiliate may have under any other agreement with the Participant or at law or in equity. If, subsequent to a Participant’s termination of Employment, it is discovered that such Participant’s Employment could have been terminated for Cause, the Participant’s Employment shall, at the election of the Board, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred;

(l)	“Cash Equivalent” means:

(i)	in the case of Share Units, the amount of money equal to the Market Price multiplied by the number of vested Share Units in the Participant’s Account, net of any applicable taxes in accordance with Section 9.1(7), on the applicable settlement date; and

(ii)	in the case of DSU Awards, the amount of money equal to the Market Price multiplied by the whole number of DSUs then recorded in the Participant’s Account which the Participant requests to redeem, net of any applicable taxes in accordance with Section 9.1(7), on the date the Corporation receives, or is deemed to receive, the redemption notice;

(m)	“Change of Control Event” means, unless the Board determines otherwise or as otherwise provided in an Award Agreement, the happening, in a single transaction or in a series of related transactions, of any of the following events:

(i)	all or substantially all of the assets of the Corporation (which, for greater certainty, includes the assets of Telesat Partnership) are sold, leased, exchanged, licensed or otherwise disposed of in a single transaction or in a series of related transactions, other than to MHR, PSP or Affiliates of either of them or of the Corporation;

(ii)	any Person or group of Persons who are acting jointly or in concert pursuant to the provisions of the Securities Act (Ontario), other than (A) PSP and its Affiliates or a successor in whole or in part, to PSP or its Affiliates, or (B) MHR or its Affiliates or a successor in whole or in part, to MHR or its Affiliates, acquires, directly or indirectly, ownership of 50% or more of either the outstanding Shares or securities having aggregate voting power for the election of directors of the Corporation, assuming the conversion of all outstanding securities of the Corporation or Telesat Partnership that could be converted into fully voting securities of the Corporation, including securities that are convertible under circumstances that do not then exist because of the nature of the current registered owner of such shares;

(iii)	during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, together with any new directors whose election or appointment by such Board, or whose nomination for election was approved by a vote of a majority of the directors of the Corporation then still in office who were entitled to vote and who were either directors of the Corporation at the beginning of such period or whose election or appointment, or whose nomination for election, was previously approved (such persons referred to here as the “Continuing Directors”), cease for any reason to constitute a majority of the Board; provided that any director appointed by PSP or MHR or their respective Affiliates or a successor in whole or in part, to MHR, PSP or their respective Affiliates shall constitute a Continuing Director;

(iv)	a final determination by the Board or Shareholders to (A) liquidate all or substantially all of the assets of the Corporation, (B) wind up the Corporation’s business, or (C) commence proceedings for such a liquidation, winding-up or re-arrangement pursuant to a plan of compromise or plan of arrangement under the Companies’ Creditors Arrangement Act; or

(v)	notwithstanding any of the foregoing, any other matter specifically determined by the Board to be a Change of Control Event for purposes of this Plan;

(n)	“Class A Shares” means the Class A common shares of the Corporation;

(o)	“Class B Shares” means the Class B variable voting shares of the Corporation;

(p)	“Class C Fully Voting Shares” means the Class C fully voting shares of the Corporation;

(q)	“Class C Limited Voting Shares” means the Class C limited voting shares of the Corporation;

(r)	“Class C Shares” means, together, the Class C Fully Voting Shares and the Class C Limited Voting Shares;

(s)	“Code” means the United States Internal Revenue Code of 1986, as amended;

(t)	“Corporation” means Telesat Corporation, a Corporation existing under the laws of British Columbia, and includes any successor company thereto;

(u)	“Consultant” means an individual, other than an employee, executive officer or director of the Corporation or of an Affiliate, that for a period of 12 months or more,

(i)	is engaged to provide services to the Corporation or an Affiliate, other than services provided in relation to a distribution of the Corporation’s securities;

(ii)	provides the services under a written contract with the Corporation or an Affiliate; and

(iii)	spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or an Affiliate;

and includes, for an individual consultant, a Corporation of which the individual consultant is an employee or shareholder, and a partnership of which the individual consultant is an employee or partner;

(v)	“Disability Termination” means, when used in connection with the termination of a Participant’s Employment, unless otherwise provided in a Award Agreement or an Employment Agreement (in which event as regards such Participant, the definition of “Disability Termination” or words of similar effect set out therein shall apply in place of the following definition), the termination of the Participant’s employment due to their inability to substantially fulfil their duties on behalf of the Employer as a result of illness or injury for a continuous period of nine (9) months or more or for an aggregate period of twelve (12) months or more during any consecutive twenty-four (24) month period, despite the provision of reasonable accommodations by the Employer;

(w)	“Dividend Share Units” has the meaning ascribed thereto in Section 8.2 hereof;

(x)	“DSU” means a deferred share unit, which is a bookkeeping entry equivalent in value to a Share credited to a Participant’s Account in accordance with Article 6 hereof;

(y)	“DSU Agreement” means a notice from the Corporation to a Participant evidencing the grant of DSUs and the terms and conditions thereof as the Board may approve from time to time;

(z)	“DSU Redemption Deadline” has the meaning ascribed thereto in Section 6.3(1) hereof;

(aa)	“DSU Redemption Notice” has the meaning ascribed thereto in Section 6.3(1) hereof;

(bb)	“Effective Date” has the meaning specified in Section 10.15;

(cc)	“Eligible Person” has the meaning specified in Section 3.2;

(dd)	“Employed” or “Employment” means the period in which a Participant who is an employee or officer of the Employer performs work for the Employer. For certainty, “Employed” or “Employment” shall be deemed to include in the case of an employee (including an employee who is an officer), as applicable, (i) any period of vacation, disability (but only to the extent prior to a Disability Termination), or other leave permitted by legislation, and (ii) any period constituting the minimum notice of termination period that is required to be provided to an employee pursuant to applicable employment standards legislation or labour code (if any). For certainty, “Employed” or “Employment” shall be deemed to exclude any other period that follows or ought to have followed, as applicable, the later of (i) the end of the minimum notice of termination period that is required to be provided to an employee pursuant to applicable employment standards legislation or labour code (if any), or (ii) the Participant's last day of performing work for the Employer (including any period of vacation, disability, or other leave permitted by legislation) whether that period arises from a contractual or common law right;

(ee)	“Employer” means the Corporation or an Affiliate of the Corporation for which a Participant is Employed and in the event that the employer of a Participant is changed from the Corporation or an Affiliate to the Corporation or another Affiliate of the Corporation, as applicable, then the Corporation or such Affiliate shall become the “Employer” hereunder;

(ff)	“Employment Agreement” means a written employment agreement by and between the Participant and the Employer, if any;

(gg)	“Exercise Price” has the meaning specified in Section 4.2;

(hh)	“Expiry Date” has the meaning specified in Section 4.4(1);

(ii)	“Insider” means a “reporting insider” of the Corporation as defined in National Instrument 55-104 – Insider Reporting Requirements and Exemptions and the TSX Company Manual in respect of the rules governing security-based compensation arrangements, as amended from time to time;

(jj)	“Investment Canada Act” means the Investment Canada Act (R.S.C., 1985, c. 28) and the regulations thereunder, as the same may be amended and supplemented from time to time;

(kk)	“Legacy Plans” means, together, the Corporation’s Amended and Restated Management Stock Incentive Plan, initially effective as of March 14, 2013, Amended and Restated Management Stock Incentive Plan, initially effective as of September 19, 2008 and Amended and Restated Restricted Share Unit Plan, initially effective as of April 17, 2021;

(ll)	“Market Price” means at any date when the market value of Shares of the Corporation is to be determined: (a) if the Shares are listed on any Stock Exchange, the closing price for the Shares on such Stock Exchange on the last trading day before such date; or (b) if the Shares are not listed on any Stock Exchange, then the price determined by the Board using good faith discretion and, for U.S. Participants, in a manner consistent with the requirements of Section 409A;

(mm)	“Maximum Issuable” has the meaning specified in Section 3.3(3).

(nn)	“MHR” means MHR Management Fund LLC and any funds or other investment vehicles managed by MHR Management Fund LLC or any of its Affiliates;

(oo)	“Non-U.S. Participant” means a Participant that is not a U.S. Participant;

(pp)	“Option” means an option to purchase Shares granted to an Eligible Person pursuant to the terms of this Plan;

(qq)	“Option Period” has the meaning specified in Section 4.4(1);

(rr)	“Participant” means an Eligible Person to whom Awards have been granted and are outstanding;

(ss)	“Participant’s Account” means an account maintained by the Corporation to reflect each Participant’s participation in RSUs, PSUs and/or DSUs under this Plan;

(tt)	“Performance Criteria” means criteria established by the Board which, without limitation, may include criteria based on the Participant’s personal performance, the financial performance of the Corporation and/or of its Affiliates and/or achievement of corporate goals and strategic initiatives, and that may be used to determine the vesting of the Awards, when applicable;

(uu)	“Performance Period” means the period determined by the Board pursuant to Section 5.3;

(vv)	“Permitted Assign” means for any Participant:

(i)	a trustee, custodian or administrator acting solely on behalf of, or for the benefit of such person or a spouse of such person;

(ii)	a wholly owned or controlled holding entity of such person or the spouse of such person;

(iii)	an RRSP or an RRIF of such person or the spouse of such person; or

(iv)	a spouse of such person;

(ww)	“Plan” means this Telesat Corporation Omnibus Long-Term Incentive Plan, as it may be amended from time to time;

(xx)	“PSP” means Public Sector Pension Investment Board;

(yy)	“PSU” means a performance share unit awarded to a Participant to receive a payment in the form of Shares (the Cash Equivalent or a combination of Shares and the Cash Equivalent) as provided in Article 5 hereof and subject to Performance Criteria and the terms and conditions of this Plan;

(zz)	“PSU Agreement” means a notice from the Corporation to a Participant evidencing the grant of PSUs and the terms and conditions thereof as the Board may approve from time to time;

(aaa)	“RSU” means a restricted share unit awarded to a Participant to receive a payment in the form of Shares (the Cash Equivalent or a combination of Shares and the Cash Equivalent) as provided in Article 5 hereof and subject to the terms and conditions of this Plan;

(bbb)	“RSU Agreement” means a notice from the Corporation to a Participant evidencing the grant of RSUs and the terms and conditions thereof as the Board may approve from time to time;

(ccc)	“Restriction Period” means any period of time during which a Share Unit is not vested and the Participant holding such Share Unit remains ineligible to receive Shares as determined by the Board in its absolute discretion;

(ddd)	“Retirement” means the cessation of the employment of a Participant with the Corporation or an Affiliate which is deemed to be a retirement by a resolution of the Board in its sole discretion;

(eee)	“Section 409A” means section 409A of the Code and the regulations and guidance promulgated thereunder;

(fff)	“Shares” means, together, the Class A Shares and Class B Shares in the capital of the Corporation;

(ggg)	“Share Compensation Arrangement” means any stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism of the Corporation involving the issuance or potential issuance of Shares from treasury, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise, including without limitation this Plan, but excludes any compensation or incentive mechanism of the Corporation involving the issuance or potential issuance of Shares in accordance with section 613(c) of the TSX Company Manual;

(hhh)	“Share Unit” means an RSU and/or PSU, as the context requires;

(iii)	“Share Unit Vesting Determination Date” means the date on which the Board determines if the Performance Criteria and/or other vesting conditions with respect to an RSU and/or PSU have been met, and as a result, establishes the number of RSUs and/or PSUs that become vested, if any;

(jjj)	“Shareholders” means the holders of voting shares in the capital of the Corporation, as the context requires;

(kkk)	“Stock Exchange” means the Toronto Stock Exchange or, if the Shares are not listed or posted for trading on the Toronto Stock Exchange at a particular date, any other stock exchange on which the majority of the trading volume and value of the Shares are listed or posted for trading;

(lll)	“Stock Option Certificate” means a notice from the Corporation to a Participant evidencing the grant of Options and the terms and conditions thereof, as the Board may approve from time to time;

(mmm)	“Subsidiary” means a company, partnership or other body corporate that is controlled, directly or indirectly, by the Corporation;

(nnn)	“Tax Act” means the Income Tax Act (Canada) and its regulations thereunder, as amended from time to time;

(ooo)	“Telesat Partnership” means Telesat Partnership LP;

(ppp)	“Telesat Partnership Units” means, together, the class A units, class B units and class C units of Telesat Partnership exchangeable into Class A Shares, Class B Shares and Class C Shares, respectively, of the Corporation;

(qqq)	“Termination Date” means the date on which a Participant ceases to be an Eligible Person as a result of the termination of their employment or retention with the Employer for any reason, including death, Retirement, resignation or termination with Cause or without Cause, or in the event of a Disability Termination. For the purposes of this definition and the Plan, a Participant’s employment or retention with the Employer shall be considered to have terminated on the last day of the Participant’s Employment or Active Engagement with the Employer, whether such date is selected by mutual agreement with the Participant, or unilaterally by the Participant or the Employer, and whether with or without advance notice to the Participant;

(rrr)	“U.S. Participant” means any Participant who is a citizen or resident of the United States, or who is otherwise subject to taxation under the Code; and

(sss)	“Withholding Obligations” has the meaning specified in Section 9.1(7).

In this Plan, words importing the singular number include the plural and vice versa and words importing a gender include any other gender. Unless otherwise specified, all references to money amounts are to United States currency and all section references are to sections of this Plan.

ARTICLE 3
PURPOSE AND ADMINISTRATION

Section	3.1 Administration

(1)	This Plan shall be administered and interpreted by the Board, or where the Board has delegated the administration and operation of this Plan, in whole or in part, to a committee of the Board and/or to any member of the Board, such committee or member. In such circumstances, all references to the Board in this Plan include reference to such committee and/or member of the Board, as applicable, except as otherwise determined by the Board.

(2)	Subject to the terms and conditions set forth in this Plan, the Board is authorized to provide for the granting, exercise or settlement and method of exercise or settlement of Awards, all at such times and on such terms (which may vary between Awards granted from time to time) as it determines. In addition, the Board shall have the sole and absolute discretion to: (i) designate Participants; (ii) determine the type, size, and terms, and conditions (including Performance Criteria) of Awards to be granted; (iii) determine the method by which an Award may be canceled, forfeited, or suspended; (iv) determine the circumstances under which the delivery of cash with respect to an Award may be deferred either automatically or at the Participant’s or the Board’s election; (v) interpret and administer, reconcile any inconsistency in, correct any defect in, and supply any omission in the Plan, any Award Agreement and any Award granted under, the Plan; (vi) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Board shall deem appropriate for the proper administration of the Plan; (vii) accelerate the vesting, delivery, or exercisability of, or payment for or lapse of restrictions on, or waive or impose any condition, restriction or requirement in respect of, Awards (including for greater certainty in respect of any leave of absence of a Participant); (viii) with respect to any Share Unit, add provisions permitting for the granting of a dividend equivalent subject to the same vesting conditions applicable to the related Share Units; and (ix) make any other determination and take any other action that the Board deems necessary or desirable for the administration of the Plan or to comply with any applicable law.

(3)	No member of the Board will be liable for any action or determination taken or made in good faith in the administration, interpretation, construction or application of this Plan, any Award Agreement or other document or any Award granted pursuant to this Plan.

(4)	Unless otherwise expressly provided in this Plan, all designations, determinations, interpretations, and other decisions regarding this Plan or any Award or any documents evidencing any Award granted pursuant to this Plan shall be within the sole discretion of the Board, may be made at any time, and shall be final, conclusive, and binding upon all persons or entities, including, without limitation, the Corporation, any Affiliate, any Participant, any holder or beneficiary of any Award, and any Shareholder.

(5)	The day-to-day administration of this Plan may be delegated to such officers and employees of the Corporation as the Board determines.

Section	3.2 Eligible Persons

(1)	The persons who shall be eligible to receive Options, RSUs and PSUs shall be the officers, employees or Consultants of or to the Corporation or a Subsidiary, providing ongoing services to the Corporation and/or its Subsidiaries, and the persons who shall be eligible to receive DSUs shall be the non-employee directors of the Corporation (collectively, “Eligible Persons”).

(2)	Participation in this Plan shall be entirely voluntary and any decision not to participate shall not affect an Eligible Person’s relationship, employment or appointment with the Corporation or an Affiliate.

(3)	Notwithstanding any express or implied term of this Plan to the contrary, the granting of an Award pursuant to this Plan shall in no way be construed as a guarantee of employment or appointment by the Corporation or an Affiliate.

(4)	Awards to issue or purchase Class A Shares may be granted hereunder to Eligible Persons who are “Canadian” as such term is defined in the Investment Canada Act and Awards to issue or purchase Class B Shares may be granted hereunder to Eligible Persons that are not “Canadian” as such term is defined in the Investment Canada Act. At the discretion of the General Counsel, a declaration of residency may be required from an Eligible Participant prior to the settlement of an Award hereunder in Class A Shares or Class B Shares, as applicable.

Section	3.3 Shares Reserved

(1)	Subject to Section 8.1, the securities that may be acquired by Participants under this Plan will consist of authorized but unissued Shares.

(2)	The Corporation will at all times during the term of this Plan ensure that it is authorized to issue such number of Shares as are sufficient to satisfy the requirements of this Plan.

(3)	Subject to Section 3.3(6), the aggregate number of Shares issuable under this Plan (the “Maximum Issuable”) shall not exceed 2,972,816 Shares.

(4)	Any Shares subject to an Award which has been exercised or settled in cash by a Participant or for any reason is cancelled, forfeited or terminated without having been exercised or settled in Shares will again be available for grants under this Plan. Fractional shares will not be issued and will be treated as specified in Section 9.1(4).

(5)	All Shares issued from treasury pursuant to the exercise or the vesting of Awards granted under this Plan shall, when the applicable Exercise Price or purchase price (in respect of the settlement of RSUs, PSUs or DSUs), if any, is received by the Corporation in connection therewith, be so issued as fully paid and non-assessable Shares.

(6)	Shares underlying Options issued and outstanding under the Legacy Plans on the Effective Date, and any issuance from treasury by the Corporation that is or was issued in reliance upon an exemption under applicable Stock Exchange rules applicable to security based compensation arrangements used as an inducement to person(s) or company(ies) not previously employed by and not previously an Insider of the Corporation shall not be included in determining the Maximum Issuable under Section 3.3(3). For the avoidance of doubt, in no event shall any further awards be issued pursuant to the Legacy Plans from and after the Effective Date.

(7)	The number of Shares that are (i) issued to Insiders within any one year period, or (ii) issuable to Insiders at any time, in each case, under this Plan alone or when combined with all other Share Compensation Arrangements, shall not exceed 10% of the total number of Shares issued and outstanding from time to time, on a diluted-basis assuming the exchange of all Class C Shares and all Telesat Partnership Units into Shares of the Corporation.

(8)	Despite the foregoing and for greater certainty, the total annual grant to any one non-employee director under all Share Compensation Arrangements shall not exceed an aggregate grant value of $100,000 in Options and $150,000 in equity, other than with respect to any DSUs granted to a non-employee director in lieu of their cash retainer.

ARTICLE 4
OPTIONS

Section	4.1 Grants of Options

(1)	Options will be evidenced by a Stock Option Certificate, which shall be in a form approved for use under this Plan from time to time.

(2)	Subject to the provisions of this Plan, the Board has the authority to determine the limitations, restrictions and conditions, if any, in addition to those set forth in Section 3.1(2) and Section 4.3, applicable to the exercise of an Option. An Eligible Person may receive Options on more than one occasion under this Plan and may receive separate Options on any one occasion.

(3)	The Board may from time to time, in its discretion, grant Options to any Eligible Person upon the terms, conditions and limitations set forth in this Plan and such other terms, conditions and limitations permitted by and not inconsistent with this Plan as the Board may determine, provided that Options granted to any Participant must be approved by the Shareholders if the rules of any Stock Exchange require such approval. Despite the foregoing, no Option will be granted where such grant is restricted pursuant to the terms of any trading policies or other restrictions imposed by the Corporation.

Section	4.2 Exercise Price

An Option may be exercised at a price (the “Exercise Price”) established by the Board at the time that the Option is granted. The Exercise Price shall not be less than the Market Price. The Exercise Price is subject to adjustment in accordance with the provisions of Section 8.1 hereof.

Section	4.3 Vesting

Subject to Section 4.6, unless as otherwise provided in a Participant’s Employment Agreement or Stock Option Certificate or as otherwise determined by the Board, in its sole discretion, all Options granted under this Plan will vest over a four-year period following the date of the grant, with twenty percent (20%) of the total number of Options forming part of any grant to vest on the date of grant and thereafter on each anniversary date after the date of the grant. Options may be subject to additional vesting conditions as may be determined by the Board at the time of grant, including performance vesting conditions.

Section	4.4 Exercise of Options

(1)	The period during which an Option may be exercised (the “Option Period”) will be determined by the Board at the time the Option is granted and set out in the Stock Option Certificate in respect of such Option, provided that:

(a)	all Options expire on the date (the “Expiry Date”) set out by the Board on the date of grant and as described in the applicable Stock Option Certificate provided that no Option will be exercisable for a period exceeding ten (10) years from the date the Option is granted;

(b)	Options may not be exercised until they have vested;

(c)	the Option Period will be automatically reduced in accordance with Section 4.6 upon the occurrence of any of the events referred to in such section; and

(d)	no Option in respect of which Shareholder approval is required under the rules of any Stock Exchange will be exercisable until such time as such Option has been approved by the Shareholders.

(2)	Despite any other provision of this Plan, if the Expiry Date of an Option falls during a Black-Out Period or within nine (9) Business Days immediately following a date upon which a Participant is prohibited from exercising an Option due to a Black-Out Period (but, for greater certainty, not a cease trade order or other restriction imposed by any person other than the Corporation), then the Expiry Date of such Option will be automatically extended to the tenth (10th) Business Day following the date the relevant Black-Out Period is lifted, terminated or removed (provided that, for U.S. Participants such extension does not violate Section 409A).

(3)	Subject to Section 9.1(7) and Section 4.5, the Exercise Price of each Share purchased under an Option must be paid in full in cash or by bank draft or certified cheque at the time of such exercise, and upon receipt of payment in full, the number of Shares in respect of which the Option is exercised will be duly issued as fully paid and non-assessable.

(4)	Subject to Section 9.1(7), upon the exercise of Options pursuant to this Section 4.4, the Corporation will immediately deliver, or cause the registrar and transfer agent of the Shares to deliver, to the relevant Participant (or his or her legal or personal representative) or to the order thereof, the number of Shares with respect to which Options have been exercised.

(5)	Subject to the other provisions of this Plan and any vesting limitations imposed by the Board at the time of grant, Options may be exercised, in whole or in part, at any time or from time to time, by a Participant by notice given to the Corporation as required by the Board from time to time.

Section	4.5 Cashless Exercise

Notwithstanding Section 4.4(3), subject to any conditions or limitations established by the Board, a grant of Options may specify that the Exercise Price will be payable, at the option of the Participant and with the agreement of the Board, in the form of: (i) a broker assisted “cashless exercise” pursuant to which the Corporation or its designee (including third party administrators) may deliver a copy of irrevocable instructions to a Broker engaged for such purposes to sell the Shares otherwise deliverable upon the exercise of the Options and to deliver promptly to the Corporation an amount equal to the Exercise Price and all applicable required Withholding Obligations against delivery of the Shares to settle the applicable trade in accordance with Section 9.1(7); or (ii) an “option surrender” procedure effected by withholding the minimum number of Shares otherwise deliverable in respect of a surrender of an Option that are needed to pay for the Exercise Price and all applicable required Withholding Obligations, whereby the Participant elects to receive (a) a cash payment equal to the Market Price of the Shares as at the date of Surrender less the aggregate Exercise Price and all applicable required Withholding Obligations, or (b) that number of Shares calculated using the following formula, provided that arrangements satisfactory to the Corporation have been made to pay any applicable Withholding Obligations:

X = (Y * (A-B)) / A

Where:

X = the number of Shares to be issued to the Participant upon exercising such Options; provided that if the foregoing calculation results in a negative number, then no Shares shall be issued

Y = the number of Shares underlying the Options to be Surrendered

A = the Market Value of the Shares as at the date of the Surrender

B = the Exercise Price of such Options

In all events of a cashless exercise or option surrender pursuant to this Section 4.5: (a) the Participant shall comply with Section 9.1(7) of the Plan with regards to any applicable required Withholding Obligations; and (b) shall comply with all such other procedures and policies as the Board may prescribe or determine to be necessary or advisable from time to time including prior written consent of the Board, in connection with such exercise.

Section	4.6 Termination

Except as otherwise set out in a Participant’s Employment Agreement or Award Agreement or as otherwise determined by the Board, in its sole discretion:

(a)	if a Participant (A) ceases to be an Eligible Person as a result of his or her resignation or Retirement, (B) is no longer serving as a director of the Corporation, or (C) ceases to be an Eligible Person as a result of such Participant’s Active Engagement or Employment having been terminated without Cause, each vested Option will cease to be exercisable on the earlier of the original Expiry Date of the Option and ninety (90) days following the Termination Date;

(b)	if a Participant ceases to be an Eligible Person by reason of death, each unvested Option held by such Participant will continue to vest for a period of 12 months from the Termination Date and all vested Options, including those that vest during such 12 month period, held by such Participant will continue to be exercisable for a period of up to the earlier of 12 months from the Termination Date and the original Expiry Date of the Option, and afterwards each vested Option held by such Participant will cease to be exercisable and all unvested Options will terminate and become void;

(c)	if a Participant ceases to be an Eligible Person by reason of Disability Termination, all vested Options held by such Participant will continue to be exercisable for a period of up to the earlier of 12 months from the Termination Date and the original Expiry Date of the Option, and afterwards each vested Option held by such Participant will cease to be exercisable and all unvested Options will terminate and become void; and

(d)	if a Participant ceases to be an Eligible Person as a result of such Participant’s Active Engagement or Employment having been terminated for Cause, each Option, whether vested or unvested will automatically terminate and become void on the Termination Date.

ARTICLE 5
SHARE UNITS

Section	5.1 Nature of Share Units

A Share Unit is an Award of RSUs or PSUs entitling the recipient to acquire Shares, at such purchase price (which may be zero) as determined by the Board, subject to such restrictions, limitations and conditions as the Board may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established Performance Criteria.

Section	5.2 Share Unit Awards

(1)	Subject to the provisions of this Plan, or any approval of Shareholders or Stock Exchange approval which may be required, the Board shall, from time to time, in its sole discretion: (i) designate the Eligible Persons who may receive RSUs and/or PSUs under this Plan; (ii) fix the number of RSUs and/or PSUs, if any, to be granted to each Eligible Person and the date or dates on which such RSUs and/or PSUs shall be granted; and (iii) determine the relevant conditions and vesting provisions (including, in the case of PSUs, the applicable Performance Period and Performance Criteria, if any) and Restriction Period of such RSUs and/or PSUs, in each case to the terms and conditions prescribed in this Plan and in any RSU Agreement or PSU Agreement, as applicable. For greater certainty, the Board may reduce or eliminate any Restriction Period in respect of an RSU or PSU from time to time and at any time and for any reason, including but not limited to circumstances involving death or Disability Termination of a Participant.

(2)	Each RSU will be evidenced by an RSU Agreement that sets forth the restrictions, limitations and conditions for each RSU and may include, without limitation, the vesting and terms of the RSUs and the provisions applicable in the event employment or service terminates, and shall contain such terms that may be considered necessary in order that the RSUs will comply with any provisions respecting RSUs in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any Stock Exchange having authority over the Corporation.

(3)	Each PSU will be evidenced by a PSU Agreement that sets forth the restrictions, limitations and conditions for each PSU and may include, without limitation, the applicable Performance Period and Performance Criteria, vesting and terms of the PSUs and the provisions applicable in the event employment or service terminates, and shall contain such terms that may be considered necessary in order that the PSUs will comply with any provisions respecting RSUs in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any Stock Exchange having authority over the Corporation.

(4)	Any RSUs or PSUs that are awarded to an Eligible Person who is a resident of Canada or employed in Canada (each for purposes of the Tax Act) may be structured so as to be considered to be a plan described in section 7 of the Tax Act and shall in any event be structured in such other manner to ensure that such award is not a “salary deferral arrangement” as defined in the Tax Act (or any successor to such provisions).

(5)	Subject to the vesting and other conditions and provisions set forth herein and in the RSU Agreement and/or PSU Agreement, the Board shall determine whether each RSU and/or PSU awarded to a Participant shall entitle the Participant: (i) to receive one Share issued from treasury or purchased on the secondary market; (ii) to receive the Cash Equivalent of one Share; (iii) to receive either one Share from treasury, the Cash Equivalent of one Share or a combination of cash and Shares, as the Board may determine in its sole discretion on settlement; or (iv) to elect to receive either one Share from treasury, the Cash Equivalent of one Share or a combination of cash and Shares.

(6)	The applicable settlement period in respect of a particular Share Unit shall be determined by the Board. Except as otherwise provided in the Award Agreement or any other provision of the Plan, all vested RSUs and PSUs shall be settled as soon as practicable following the Share Unit Vesting Determination Date, as applicable, but in all cases (unless otherwise provided in the Award Agreement) prior to (i) December 31st of the third year following the date of grant of Share Unit, if such Share Unit shall be settled by payment of the Cash Equivalent or through purchases by the Corporation on the Participant’s behalf on the open market, or (ii) December 31st of the tenth year following the date of grant of Share Unit, if the RSU Agreement or PSU Agreement, as applicable, provides that such Share Unit shall be settled by issuance of Shares from treasury. Following the receipt of such settlement, the PSUs and RSUs so settled shall be of no value whatsoever and shall be removed from the Participant’s Account. For Participants who are U.S. Participants, settlement of RSUs and PSUs shall occur as soon as practicable following vesting of the Award, or in such other manner as does not result in the imposition of tax on such Participant by operation of Section 409A.

Section	5.3 Performance Criteria and Performance Period Applicable to PSU Awards

For each award of PSUs, the Board shall establish (i) any Performance Criteria and other vesting conditions; and (ii) the period in which any Performance Criteria and other vesting conditions must be met (the “Performance Period”), in order for such PSUs to be considered vested and for the Participant to be entitled to have his or her PSUs settled in accordance with Section 5.2(5) above in exchange for all or a portion of the PSUs held by such Participant.

ARTICLE 6
DEFERRED SHARE UNITS

Section	6.1 Nature of DSUs

A DSU is a unit granted to directors of the Corporation representing the right to receive a Share or the Cash Equivalent, subject to restrictions and conditions as the Board may determine at the time of grant. Conditions may be based on continuing service as a director (or other service relationship), vesting terms and/or achievement of pre-established Performance Criteria, as applicable.

Section	6.2 DSU Awards

(1)	Subject to the Corporation’s director compensation policies determined by the Board from time to time, each director who is an Eligible Person may receive all or a portion of his or her annual retainer fee in the form of a grant of DSUs in each fiscal year. The number of DSUs shall be calculated as the amount of the director’s annual retainer fee to be paid by way of DSUs divided by the Market Price on the date of grant. At the discretion of the Board, fractional DSUs will not be issued and any fractional entitlements will be rounded down to the nearest whole number. As applicable, any election made by a director who is an Eligible Person to receive an additional portion of his or her annual retainer fee in the form of DSUs must be irrevocably made, completed, signed and delivered to the Corporation by the end of the fiscal year preceding the fiscal year to which such election is to apply. Subject to the Corporation’s director compensation policies and any minimum amount of the directors’ annual retainer fee that may be required to be received in the form of DSUs, if no such election is made in respect of a particular fiscal year, an Eligible Participant will receive all or the remainder, as applicable, of the director’s annual retainer fee in cash.

(2)	Each DSU will be evidenced by an DSU Agreement that sets forth the restrictions, limitations and conditions for each DSU and may include, without limitation, the vesting and terms of the DSUs and the provisions applicable in the event service terminates, and shall contain such terms that may be considered necessary in order that the DSUs will comply with any provisions respecting DSUs in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any Stock Exchange having authority over the Corporation.

(3)	Any DSUs that are awarded to a person who is a resident of Canada or employed in Canada (each for purposes of the Tax Act) shall be structured so as to be considered to be a plan described in section 7 of the Tax Act or to meet requirements of paragraph 6801(d) of the Income Tax Regulations adopted under the Tax Act (or any successor to such provisions).

(4)	Subject to vesting and other conditions and provisions set forth herein and in the DSU Agreement, the Board shall determine whether each DSU awarded shall entitle the Participant (i) to receive one Share issued from treasury; (ii) to receive the Cash Equivalent of one Share; (iii) to receive either one Share from treasury, the Cash Equivalent of one Share or a combination of cash and Shares, as the Board may determine in its sole discretion on redemption; or (iv) to entitle the Participant to elect to receive either one Share from treasury, the Cash Equivalent of one Share or a combination of cash and Shares.

Section	6.3 Redemption or Settlement of DSUs

(1)	Unless otherwise specified in a Grant Agreement, a Non-U.S. Participant shall be entitled to redeem his or her DSUs during the period commencing on the Business Day immediately following the Termination Date and ending on the earlier of (i) the date that is not later than the 90th date following the Termination Date, or such shorter redemption period set out in the relevant DSU Agreement, and (ii) December 31st of that calendar year, and which period (the “DSU Redemption Deadline”), by providing a written notice of settlement to the Corporation setting out the number of DSUs to be settled and the particulars regarding the registration of the Shares issuable upon settlement, if applicable (the “DSU Redemption Notice”). In the event of the death of a director who is not a U.S. Participant, the DSU Redemption Notice shall be filed by the administrator or liquidator of the estate.

(2)	If a DSU Redemption Notice is not received by the Corporation on or before the DSU Redemption Deadline, the Participant shall be deemed to have delivered a DSU Redemption Notice on the DSU Redemption Deadline and, if not otherwise set out in the DSU Agreement, the Board shall determine the number of DSUs to be settled by way of Shares, the Cash Equivalent or a combination of Shares and the Cash Equivalent and delivered to the Participant or Administrator or liquidator of the estate of the Participant, as applicable.

(3)	The settlement of DSUs held by a Participant who is a U.S. Participant shall be made in accordance with the relevant DSU Agreement and any applicable deferral election. Such settlement shall comply with or be exempt from Section 409A.

ARTICLE 7
CHANGE OF CONTROL

Section	7.1 Change of Control

(1)	Despite any other provision of this Plan or any Award Agreement and subject to Section 10.8, in the event of a Change of Control Event, the Board may take such action as the Board in its sole discretion considers appropriate in the circumstances, including, without limitation, (i) changing the vesting or manner of settlement of any Award, (ii) changing the Expiry Date or term of any Award, or (iii) providing for the substitution or replacement of Awards, including with awards of the surviving Corporation resulting from the Change of Control Event (or any affiliate thereof) or the potential successor (or any affiliate thereto).

(2)	No fractional Shares or other security will be issued upon the exercise or settlement of any Award and accordingly, if as a result of a Change of Control Event, a Participant would become entitled to a fractional Share or other security, such Participant will have the right to acquire only the next lowest whole number of Shares or other security and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

(3)	Despite anything else to the contrary in this Plan or any Award Agreement, in the event of a potential Change of Control Event, the Board will have the power, in its sole discretion, to modify the terms of this Plan and/or the Awards to assist the Participants in tendering to a take-over bid or other transaction leading to a Change of Control Event. For greater certainty, in the event of a take-over bid or other transaction leading to a Change of Control Event, subject to applicable law (including the requirements of Section 409A), the Board has the power, in its sole discretion, to accelerate the vesting of Awards and to permit Participants to conditionally exercise or settle their Awards, as applicable, such conditional exercise to be conditional upon the take-up by such offeror of the Shares or other securities tendered to such take-over bid in accordance with the terms of the take-over bid (or the effectiveness of such other transaction leading to a Change of Control Event). If, however, the potential Change of Control Event referred to in this Section 7.1(3) is not completed within the time specified (as the same may be extended), then despite this Section 7.1(3) or the definition of “Change of Control Event”: (i) any conditional exercise or settlement of vested Awards, as applicable, will be deemed to be null, void and of no effect, and such conditionally exercised or settled Awards will for all purposes be deemed not to have been exercised or settled, and (ii) Awards which vested pursuant to this Section 7.1(3) will be returned by the Participant to the Corporation and reinstated as authorized but unissued Shares and the original terms applicable to such Awards will be reinstated.

(4)	If the Board has, pursuant to the provisions of Section 7.1(3), permitted the conditional exercise or settlement of Awards in connection with a potential Change of Control Event, then the Board will have the power, in its sole discretion, to terminate, immediately following actual completion of such Change of Control Event and on such terms as it sees fit, any Awards not exercised or settled (including all unvested Awards), as applicable.

ARTICLE 8
ADJUSTMENTS AND AMENDMENTS

Section	8.1 Adjustment

In the event of any stock dividend, stock split, combination or exchange of Shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of the Corporation’s assets to Shareholders, or any other change in the Shares, the Board will make such proportionate adjustments, if any, as the Board in its discretion, subject to regulatory approval, may deem appropriate to reflect such change (for the purpose of preserving the value of the Awards), with respect to (i) the number or kind of Shares or other securities reserved for issuance pursuant to the Plan; and (ii) the number or kind of Shares or other securities subject to unexercised Awards previously granted and the exercise price of those Awards provided, however, that no substitution or adjustment will obligate the Corporation to issue or sell fractional Shares. The existence of any Awards does not affect in any way the right or power of the Corporation or an Affiliate or any of their respective Shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the capital structure or the business of, or any amalgamation, merger or consolidation involving, to create or issue any bonds, debentures, shares or other securities of, or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of or any sale or transfer of all or any part of the assets or the business of, or to effect any other corporate act or proceeding relating to, whether of a similar character or otherwise, the Corporation or such Affiliate, whether or not any such action would have an adverse effect on the Plan or any Award granted hereunder.

Section	8.2 Dividend Share Units

Unless the Board determines otherwise at the time of grant or issuance of the Award, when normal cash dividends (other than stock dividends) are paid on Shares, Participants shall receive additional DSUs, RSUs and/or PSUs, as applicable (“Dividend Share Units”) as of the dividend payment date. The number of Dividend Share Units to be granted to the Participant shall be determined by multiplying the aggregate number of DSUs, RSUs and/or PSUs, as applicable, held by the Participant on the relevant record date by the amount of the dividend paid by the Corporation on each Share, and dividing the result by the Market Price on the dividend payment date, which Dividend Share Units shall be in the form of DSUs, RSUs and/or PSUs, as applicable. Dividend Share Units granted to a Participant in accordance with this Section 8.2 shall be subject to the same vesting conditions and settlement terms as applicable to the related DSUs, RSUs and/or PSUs in accordance with the respective Award Agreement.

Section	8.3 Amendment or Discontinuance

(1)	The Board may suspend or terminate this Plan at any time, or from time to time amend or revise the terms of this Plan or of any Award granted under this Plan and any Award Agreement or other agreement or document relating to it, provided that no such suspension, termination, amendment or revision will be made:

(a)	except in compliance with applicable law and with the prior approval, if required, of (i) any Stock Exchange or any other regulatory body having authority over the Corporation, this Plan or (ii) the Shareholders; and

(b)	in the case of an amendment or revision to an outstanding Award, if it would materially adversely affect the rights of any Participant, without the consent of the Participant.

(2)	If this Plan is terminated, the provisions of this Plan and any administrative guidelines and other rules and regulations adopted by the Board and in force on the date of termination will continue in effect as long as any Award or any rights granted pursuant to this Plan remain outstanding and, despite the termination of this Plan, the Board may make such amendments to this Plan or to the terms of any outstanding Awards as they would have been entitled to make if this Plan were still in effect.

(3)	Subject to any applicable rules of any Stock Exchange and Section 8.3(1), the Board may from time to time, in its absolute discretion and without the approval of Shareholders, make amendments to this Plan or any Awards, which may include but are not limited to:

(a)	any amendment to the vesting and assignability provisions of this Plan and any Award;

(b)	any amendment regarding the effect of any termination of a Participant’s employment, engagement, contract, service or office;

(c)	any amendment which accelerates the date on which any Award may be exercised under this Plan;

(d)	any amendment to the definition of an Eligible Person;

(e)	any amendment to add provisions permitting for the granting of cash-settled awards, a form of financial assistance, or clawback and any amendment to a cash-settled award, financial assistance, dividend equivalent or clawback provision which is adopted;

(f)	any amendment necessary to comply with applicable law or the requirements of any Stock Exchange or any other regulatory body having authority over the Corporation, this Plan or the Shareholders;

(g)	any amendment of a “housekeeping” nature, including, without limitation, to clarify the meaning of an existing provision of this Plan or any agreement ancillary thereto, correct or supplement any provision of this Plan that is inconsistent with any other provision of this Plan, correct any grammatical or typographical errors or amend the definitions in this Plan regarding administration of this Plan;

(h)	any amendment regarding the administration of this Plan; and

(i)	any other amendment, fundamental or otherwise, that does not require the approval of Shareholders under Section 8.3(4).

(4)	Shareholder approval is required for the following amendments to this Plan:

(a)	any increase in the maximum number of Shares that may be issuable pursuant to Awards granted under this Plan as set out in Section 3.3(3), other than an adjustment pursuant to Section 8.1;

(b)	any (i) reduction in the Exercise Price or purchase price (in respect of the settlement of RSUs, PSUs and/or DSUs) of an Award, as applicable, (ii) extension of the term of an Award, including the Expiry Date of an Option, benefitting an Insider, except in case of an extension due to a Black-Out Period or (iii) amendment providing for the cancellation and reissue of Awards, other than an adjustment pursuant to Section 8.1;

(c)	any amendment to remove or to exceed the insider participation limit set out in Section 3.3(7);

(d)	any amendment which would permit Options to be transferable or assignable other than by will or the laws of descent and distribution (provided that Options may be transferred or assigned by a Participant to a Permitted Assign with the Board’s prior written consent and subject to such conditions as the Board may stipulate, as set out in Section 9.1(3)); and

(e)	any amendment to Section 8.3(3) or Section 8.3(4).

ARTICLE 9
GENERAL CONDITIONS

Section	9.1 General Conditions applicable to Awards

Each Award, as applicable, shall be subject to the following conditions:

(1)	No Rights as a Shareholder – Neither the Participant nor such Participant’s personal representatives or legatees shall have any rights whatsoever as shareholder in respect of any Shares covered by such Participant’s Awards until the date of issuance of a share certificate to such Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) or the entry of such person’s name on the share register for the Shares. Without in any way limiting the generality of the foregoing, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such share certificate is issued or entry of such person’s name on the share register for the Shares.

(2)	Conformity to Plan – In the event that an Award is granted or an Award Agreement is executed which does not conform in all particulars with the provisions of the Plan, or purports to grant Awards on terms different from those set out in the Plan, the Award or the grant of such Award shall not be in any way void or invalidated, but the Award so granted will be adjusted to become, in all respects, in conformity with the Plan.

(3)	Non-Transferability – Except as set forth herein, Awards are not transferable. Awards may be exercised only by:

(a)	the Participant to whom the Awards were granted;

(b)	with the Board’s prior written approval and subject to such conditions as the Board may stipulate, such Participant’s family or retirement savings trust or any registered retirement savings plans or registered retirement income funds of which the Participant is and remains the annuitant;

(c)	upon the Participant’s death, by the legal representative of the Participant’s estate; or

(d)	upon the Participant’s incapacity, the legal representative having authority to deal with the property of the Participant;

provided that any such legal representative shall first deliver evidence satisfactory to the Corporation of entitlement to exercise any Award. A person exercising an Award may subscribe for Shares only in the person’s own name or in the person’s capacity as a legal representative.

(4)	Fractional Shares – No fractional Shares will be issued upon the exercise or settlement of Awards granted under this Plan and, accordingly, if a Participant would become entitled to a fractional Share upon the exercise or settlement of an Award, or from an adjustment pursuant to Section 8.1, such Participant will only have the right to purchase the next lowest whole number of Shares, and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

(5)	No Guarantee – For greater certainty, the granting of Awards to a Participant shall not impose any obligation on the Corporation to grant any Awards in the future nor shall it entitle the Participant to receive future grants. No amount will be paid to or in respect of a Participant under the Plan or pursuant to any other arrangement, and no Awards will be granted to such Participant to compensate for any downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon or in respect of the Participant for such purpose.

(6)	Quotation of Shares – So long as the Shares are listed on any Stock Exchange, the Corporation must apply to such Stock Exchange for the listing or quotation, as applicable, of the Shares issued upon the exercise or settlement of all Awards granted under this Plan, however, the Corporation cannot guarantee that such Shares will be listed or quoted on such Stock Exchange.

(7)	Tax Withholdings – Despite any other provision contained in this Plan, in connection with the exercise or settlement of an Award by a Participant from time to time, the Corporation may withhold from any amount payable to a Participant, including the issuance of Shares to a Participant upon the exercise or settlement of such Participant’s Awards, such amounts as are required by law to be withheld or deducted as a consequence of his or her exercise or settlement of Awards or other participation in this Plan (“Withholding Obligations”). The Corporation has the right, in its sole discretion, to satisfy any Withholding Obligations by:

(a)	selling or causing to be sold, on behalf of any Participant, such number of Shares issued to the Participant on the exercise or settlement of Awards as is sufficient to fund the Withholding Obligations;

(b)	retaining the amount necessary to satisfy the Withholding Obligations from any amount which would otherwise be delivered, provided or paid to the Participant by the Corporation, whether under this Plan or otherwise;

(c)	requiring the Participant, as a condition of exercise to (i) remit the amount of any such Withholding Obligations to the Corporation in advance; (ii) reimburse the Corporation for any such Withholding Obligations; or (iii) cause a broker who sells Shares acquired by the Participant on behalf of the Participant to withhold from the proceeds realized from such sale the amount required to satisfy any such Withholding Obligation and to remit such amount directly to the Corporation; and/or

(d)	making such other arrangements as the Corporation may reasonably require.

(8)	Broker Assisted Exercise – The sale of Shares by the Corporation, or by a broker engaged by the Corporation (the “Broker”), under Section 4.5 or under any other provision of the Plan will be made on any Stock Exchange. The Participant consents to such sale and grants to the Corporation an irrevocable power of attorney to effect the sale of such Shares on his or her behalf and acknowledges and agrees that (i) the number of Shares sold will be, at a minimum, sufficient to fund the Withholding Obligations net of all selling costs, which costs are the responsibility of the Participant and which the Participant hereby authorizes to be deducted from the proceeds of such sale; (ii) in effecting the sale of any such Shares, the Corporation or the Broker will exercise its sole judgment as to the timing and the manner of sale and will not be obligated to seek or obtain a minimum price; and (iii) neither the Corporation nor the Broker will be liable for any loss arising out of such sale of the Shares including any loss relating to the pricing, manner or timing of the sales or any delay in transferring any Shares to a Participant or otherwise. The Participant further acknowledges that the sale price of the Shares will fluctuate with the market price of the Shares and no assurance can be given that any particular price will be received upon any sale.

(9)	Clawback – In the sole discretion of the Board, all Awards granted under the Plan, and Shares delivered upon exercise or settlement of vested Awards or the Cash Equivalent thereof, are subject to clawback and recapture in accordance with (a) the Corporation’s applicable clawback policies in effect from time to time, and (b) any applicable clawback or similar provisions in the Participant’s (i) employment agreement, and/or (ii) Award Agreement, in each case to the extent permitted by law.

(10)	Termination – No Participant shall have any entitlement to damages or other compensation arising from or related to not receiving any Awards which would have, but for this Plan or any Award Agreement, vested or accrued to the Participant after such Participant’s Termination Date, including but not limited to damages in lieu of notice of termination at common law. However, nothing herein is intended to limit any statutory entitlements on termination and such statutory entitlements shall, if required, apply despite this language to the contrary.

(11)	Acceptance of Terms – Participation in the Plan by any Participant shall be construed as acceptance of the terms and conditions of the Plan by the Participant and as to the Participant's agreement to be bound thereby.

ARTICLE 10
MISCELLANEOUS

Section	10.1 Right to Adopt Other Share Compensation Arrangements

Nothing contained in this Plan will prevent the Board from adopting other or additional Share Compensation Arrangements or compensation arrangements, subject to any required Shareholder or Stock Exchange approval.

Section	10.2 Right to Issue Other Shares

The Corporation is not by virtue of this Plan restricted in any way from declaring and paying stock dividends, issuing further Shares, or varying or amending its share capital or corporate structure.

Section	10.3 Non-qualified Stock Options; Exemption from Section 409A

Options granted to U.S. Participants are not intended to satisfy the requirements of Section 422 of the Code as “incentive stock options”. Despite any provision of the Plan to the contrary, it is intended that Awards granted under the Plan to U.S. Participants be exempt from or comply with the requirements of Section 409A, and all provisions of the Plan will be construed and interpreted in a manner consistent with such intention. In furtherance of the foregoing and notwithstanding anything to the contrary in the Plan or otherwise, any Option issued to a U.S. Participants shall have an Exercise Price that is no less than “fair market value” on the grant date which value shall be determined in accordance with Section 409A.

Section	10.4 Discretionary Nature of Awards

This Plan does not grant any Participant or any employee of the Corporation or its Affiliates the right or obligation to serve or continue to serve as a Consultant, director, officer or employee, as the case may be, of the Corporation or its Affiliates. The awarding of Awards to any Eligible Person is a matter to be determined solely in the discretion of the Board. This Plan will not in any way fetter, limit, obligate, restrict or constrain the Board with regard to the allotment or issue of any Shares or any other securities in the capital of the Corporation other than as specifically provided for in this Plan. The grant of an Award to, or the exercise or settlement of an Award by, a Participant under this Plan does not create the right for such Participant to receive additional grants of Awards under this Plan.

Section	10.5 Future Value of Shares

The Participant further acknowledges that the sale price of the Shares will fluctuate with the market price of the Shares and no assurance can be given that any particular price will be received upon any sale. The Corporation makes no representation or warranty as to the future market value of the Shares or with respect to any present or future income tax matters affecting the Participant resulting from the grant or exercise or settlement of an Award and/or transactions in the Shares. Neither the Corporation, nor any of its directors, officers, employees, Shareholders or agents will be liable for anything done or omitted to be done by such person or any other person with respect to the price, time, quantity or other conditions and circumstances of the issuance of Shares under this Plan, with respect to any fluctuations in the market price of Shares or in any other manner related to this Plan. For greater certainty, no amount will be paid to, or in respect of, a Participant under this Plan or pursuant to any other arrangement, and no additional Awards will be granted to such Participant to compensate for a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.

Section	10.6 No Rights to Property or Assets of the Corporation

Participants (and their legal personal representatives) have no legal or equitable rights, claims, or interest in any specific property or assets of the Corporation or any Affiliate. No assets of the Corporation or any Affiliate will be held in any way as collateral security for the fulfillment of the obligations of the Corporation or any Affiliate under this Plan. Any and all of the Corporation’s or any Affiliate’s assets are, and remain, the general unpledged, unrestricted assets of the Corporation or Affiliate. The Corporation’s or any Affiliate’s obligation under this Plan are merely that of an unfunded and unsecured promise of the Corporation or such Affiliate to pay money and/or issue Shares in the future, and the rights of Participants (and their legal personal representatives) are no greater than those of unsecured general creditors.

Section	10.7 Foreign Jurisdictions

The Board may adopt such rules or regulations and vary the terms of this Plan and any Award issued in accordance with this Plan as it considers necessary to address tax or other requirements of any applicable non-Canadian jurisdiction, including, without limitation, Section 409A.

Section	10.8 Compliance with Legislation

(1)	This Plan, the terms of the issue or grant of, and the grant and exercise or settlement of, any Award under this Plan, and the Corporation’s obligation to sell and deliver Shares upon the exercise or settlement of Awards, is subject to all applicable federal, provincial and foreign laws, rules and regulations, the rules and regulations of any Stock Exchange and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel to the Corporation, be required. The Corporation is not obliged by any provision of this Plan or the grant of any Award under this Plan to issue or sell Shares if, in the opinion of the Board, such action would constitute a violation by the Corporation or a Participant of any laws, rules and regulations, including the rules and regulations of any Stock Exchange, or any condition of such approvals.

(2)	The Participant agrees to fully cooperate with the Corporation in doing all such things, including executing and delivering all such agreements, undertakings or other documents or furnishing all such information as is reasonably necessary to facilitate compliance by the Corporation with such laws, rule and requirements, including all tax withholding and remittance obligations and such representations or agreements as the Corporation or counsel for the Corporation may consider appropriate to avoid violation of applicable securities laws.

(3)	No Award will be granted, and no Shares issued under this Plan, where such grant, issue or sale would require registration of this Plan or of Shares under the securities laws of any foreign jurisdiction, and any purported grant of any Award or purported issue of Shares under this plan in violation of this provision is void.

(4)	The Corporation shall be prohibited from offering to sell or selling, any Shares pursuant to an Award to any U.S. Participants unless such Shares have been properly registered for sale pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission or unless such shares may be offered or sold without such registration pursuant to and in compliance with the terms of an available exemption. The Corporation shall be under no obligation to register for sale under the U.S. Securities Act any of the Shares to be offered or sold under the Plan. Shares issued or sold to Participants pursuant to the exercise or settlement of Awards may be subject to limitations on sale or resale under applicable securities laws. Without limiting the generality of the foregoing, the Board may cause a legend or legends to be put on any such certificates of Shares delivered under the Plan to make appropriate reference to such restrictions or may cause such Shares delivered under the Plan in book-entry form to be held subject to the Corporation’s instructions or subject to appropriate stop-transfer orders or other restrictions.

(5)	If Shares cannot be issued to a Participant upon the exercise or settlement of an Award due to legal or regulatory restrictions, the obligation of the Corporation to issue such Shares will terminate and any funds paid to the Corporation in connection with the exercise or settlement of such Award will be returned to the applicable Participant as soon as practicable.

(6)	Any Awards issued to a Participant that is a U.S. Participants shall be subject to the special terms and conditions set forth in the Addendum hereto, or as otherwise noted in the Plan.

Section	10.9 Use of an Administrative Agent and Trustee

The Board may in its sole discretion appoint from time to time one or more entities to act as administrative agent to administer the Awards granted under the Plan and to act as trustee to hold and administer the assets that may be held in respect of Awards granted under the Plan, the whole in accordance with the terms and conditions determined by the Board in its sole discretion. The Corporation and the administrative agent will maintain records showing the number of Awards granted to each Participant under the Plan.

Section	10.10 Notice

Any notice required to be given by this Plan must be in writing and be given by registered mail, prepaid postage, or delivered by courier or by facsimile transmission addressed, if to the Corporation, to the office of the Corporation in Toronto, Ontario, Attention: Legal Department; or if to a Participant, to such Participant by electronic mail at his or her email address, by hand delivery or courier at his or her address as it appears on the books of the Corporation or in the event of the address of any such Participant not so appearing, then to the last known address of such Participant; or if to any other person, to the last known address of such person.

Section	10.11 Successors and Assigns

The Plan shall be binding on all successors and assigns of the Corporation and a Participant, including without limitation, the personal legal representatives of a Participant, or any receiver or trustee in bankruptcy or representative of the Corporation’s or Participant’s creditors.

Section	10.12 Severability

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

Section	10.13 No Liability

No member of the Board, or any committee or other subdelegate shall be liable for any action or determination taken or made in good faith in the administration, interpretation, construction or application of the Plan or any Award granted hereunder.

Section	10.14 Governing Law

This Plan is governed by the laws of British Columbia and the federal laws of Canada applicable therein.

Section	10.15 Effective Date

This Plan has been effective as of November 19, 2021, as amended or amended and restated from time to time (the “Effective Date”).

ADDENDUM FOR U.S. PARTICIPANTS

TELESAT CORPORATION

OMNIBUS LONG-TERM INCENTIVE PLAN

The provisions of this Addendum apply to Awards held by a U.S. Participant. All capitalized terms used in this Addendum but not defined in Section 1 below have the meanings attributed to them in the Plan. The Section references set forth below match the Section references in the Plan. This Addendum shall have no other effect on any other terms and provisions of the Plan except as set forth below.

1.	Definitions

“Separation from Service” means, with respect to a U.S. Participant, any event that may qualify as a separation from service under U.S. Treasury Regulation Section 1.409A-1(h).

“Shares” means, with respect to a U.S. Participant, a Class B Share in the capital of the Corporation.

“Specified Employee” has the meaning set forth in U.S. Treasury Regulation Section 1.409A-1(i).

2.	Settlement and Termination of Employment

(i)	Notwithstanding anything to the contrary in the Plan, and except as otherwise set forth in an Award Agreement or otherwise, any RSUs or PSUs issued to a U.S. Participant shall be settled within thirty (30) days following the earlier of (a) the scheduled vesting date of the Award, which shall be set forth in writing in the applicable Award Agreement, or (b) any earlier vesting date as a result of a Change in Control Event, termination of employment or other circumstance, as specified in the Plan or Award Agreement. In addition, for the avoidance of doubt, in no event shall a U.S. Participant have discretion with respect to the timing of the settlement date of any RSUs or PSUs.

(ii)	Subject to Section 9.1(7), in connection with the settlement of any Share Units issued to a U.S. Participant, the Corporation shall (a) issue from treasury the number of Shares that is equal to the number of vested Share Units held by the U.S. Participant (rounded down to the nearest whole number), as fully paid and non-assessable Shares, (b) deliver to the U.S. Participant an amount in cash (net of the applicable tax withholdings) equal to the number of vested Share Units held by the U.S. Participant multiplied by the Market Price as at such date, or (c) a combination of (a) and (b). Upon settlement of such Share Units, the corresponding number of Share Units shall be cancelled, and the U.S. Participant shall have no further rights, title or interest with respect thereto.

3.	Compliance with 409A

(i)	Each grant of Share Units to a U.S. Participant is intended to be exempt from Code Section 409A. However, to the extent any Award is subject to Section 409A, then all payments to be made upon a U.S. Participant’s Termination Date shall only be made upon a Separation from Service.

(ii)	If on the date of the U.S. Participant’s Separation from Service the Corporation’s shares (or shares of any other Corporation that is required to be aggregated with the Corporation in accordance with the requirements of Section 409A) is publicly traded on an established securities market or otherwise and the U.S. Participant is a Specified Employee, then the benefits payable to the Participant under the Plan that are payable due to the U.S. Participant’s Separation from Service, to the extent subject to Section 409A, shall be postponed until the date that is six months following the U.S. Participant’s Separation from Service, or, if earlier, the U.S. Participant’s death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A.

(iii)	In the event that the timing of payments in respect of any Award that would otherwise be considered “nonqualified deferred compensation” subject to Section 409A would be accelerated upon the occurrence of (a) a Change of Control Event, no such acceleration shall be permitted unless the event giving rise to the Change of Control Event constitutes a “change in the ownership or effective control” of the Corporation or a “change in the ownership of a substantial portion of the assets” of the Corporation within the meaning of U.S. Treasury Regulation Sections 1.409A-3(a)(5) and 1.409A-3(i)(5) shall not be treated as a Change of Control Event; or (b) a “disability” or “incapacity”, no such acceleration shall be permitted unless the “disability” or “incapacity” also satisfies the definition of “Disability” pursuant to Section 409A.

4.	Miscellaneous

(i)	If any provision of the Plan, an Award Agreement or any Award issued to a U.S. Participant contravenes Section 409A or could cause the U.S. Participant to incur any tax, interest or penalties under Section 409A, the Board may, in its sole discretion and without the U.S. Participant’s consent, modify such provision to the minimum extent necessary to: (a) comply with, or avoid being subject to, Section 409A, or to avoid incurring taxes, interest and penalties under Section 409A; and/or (b) maintain, to the maximum extent practicable, the original intent and economic benefit to the U.S. Participant of the applicable provision without materially increasing the cost to the Corporation or contravening Section 409A.

(ii)	Notwithstanding anything to the contrary in the Plan or otherwise, the Board shall retain the power and authority to amend or modify this Addendum to the extent the Board in its sole discretion deems necessary or advisable to comply with any guidance issued under Section 409A. Such amendments may be made without the approval of any U.S. Participant.

(iii)	The Corporation shall have no obligation to modify the Plan or any Share Unit and does not guarantee that Share Units will not be subject to taxes, interest and penalties under Section 409A. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan or any Award granted thereunder (including any taxes and penalties under Section 409A), and none of the Corporation or any of its Affiliates shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties.

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